UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DWS DREMAN VALUE INCOME EDGE FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
ROBERT H. DANIELS
GREGORY R. DUBE
WILLIAM J. ROBERTS
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

2

Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2010 annual meeting of shareholders (the “Annual Meeting”) of DWS Dreman Value Income Edge Fund, Inc. (the “Fund”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 13, 2010 Western Investment issued the following press release:

RiskMetrics Recommends Western Investment Nominees

Leading Proxy Advisory Firm, RiskMetrics Group Recommends That DWS Dreman Value Income Edge Fund, Inc. (NYSE: DHG) Shareholders Vote the Gold Proxy and Support Western Investment Nominees and Its Proposal to Declassify the Board

Press Release Source: Western Investment LLC On Thursday May 13, 2010, 12:55 pm EDT

NEW YORK--Western Investment LLC today announced that RiskMetrics Group/ISS, a leading proxy advisory service that provides analyses and vote recommendations to major institutional investors worldwide, has recommended that DHG shareholders vote on the GOLD proxy for three Western Investment board candidates and for Western Investment’s proposal to declassify the Board so that all directors face election annually instead of every three years.

In supporting Western Investment’s candidates, RiskMetrics noted DHG’s poor long-term performance and its average 14.3% discount to net asset value, or NAV, since inception, and stated that it believes “it is warranted to replace three incumbent directors with [Western Investment’s] nominees” and “bring a fresh perspective to Board deliberations”. It continued, stating that if elected, Western Investment’s nominees could focus on “adding value to the Fund through the authorization of a program of share repurchases when the Fund’s discount to NAV rises above a set value.” ISS concluded that it “believes the Fund’s wide discount to NAV, NAV performance relative to its peers, and the disadvantages of maintaining a classified board structure justifies supporting Western Investment’s nominees and proposal to declassify the Fund’s board.”

Art Lipson, Managing Member of Western Investment, stated “We welcome RiskMetrics’ support and the fact that they realize the importance of accountability to shareholders in both of their recommendations. The inactive Board that permits DHG to trade at an excessive and punitive discount to NAV is not showing any accountability to its shareholders. Electing directors who will demand accountability and action is an important and shareholder-empowering step. Elimination of the classified board structure will further foster an increased sense of accountability on the Board.”

Mr. Lipson concluded, “It is a shame that Deutsche and its crony board have chosen to make the shareholder vote practically meaningless with their requirement that directors be elected by a majority of the shares outstanding, rather than shares voting at the meeting. In a contest like this, it almost guarantees that no one will receive the necessary vote, the result being a failed election and the incumbents trying to retain their seats – not until the next meeting, but for the next three years! It is an egregious misuse of their power. DHG shareholders deserve better.”

Western Investment sincerely appreciates the support is has seen so far, and urges ALL DHG shareholders to vote these self-interested incompetents out. Support the Western Investment nominees on the GOLD proxy today. Shareholders needing assistance in voting their shares should contact Western Investment’s proxy solicitor, Innisfree M&A Incorporated at (877) 687-1873.

Contact:

Western Investment LLC
Arthur D. Lipson – info@FixMyFund.com
or
Innisfree M&A
Mike Brinn, 212-750-8253